EXHIBIT 10.68

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between New Residential Investment Corp. (the “Company”) and Michael Nierenberg (the “Executive”), and is effective as of the Effective Date (as defined below). The Executive and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, reference is made to that certain Internalization Agreement dated as of June 15, 2022 between the Company and FIG LLC (the “Manager”) pursuant to which the management and operations of the Company will transition from the Manager to the Company (the “Internalization Agreement”);

WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth in this Agreement and commencing as of the Effective Date as such term is defined in the Internalization Agreement (the “Effective Date”); and

WHEREAS, the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)     Term. The Executive’s employment under this Agreement shall be for an initial five (5) year period commencing as of the Effective Date (the “Initial Employment Term”), subject to earlier termination as provided herein and further provided that the Initial Employment Term shall be extended for successive one year periods (each a “Renewal Period”) unless the Company or the Executive provides the other Party with at least ninety (90) days’ advance written notice of his or its intention not to renew the Agreement upon the expiration of the Initial Employment Term or any applicable Renewal Period. The Initial Employment Term and any Renewal Period, as applicable, are hereinafter referred to as the “Term.” The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)    Position and Duties. During the Term, the Executive shall serve as the Chairman, Chief Executive Officer and President of the Company; provided, however, that the Board of Directors of the Company (the “Board”) may at its discretion remove the title of President from the Executive and, if it chooses, appoint another individual acceptable to the Executive, whose acceptance shall not be unreasonably withheld, as President of the Company and such conduct by the Board will not be a Good Reason Condition (as defined below) and will not entitle the Executive to any of the payments or benefits described in Section 6(b) or Section 6(c) of this Agreement. The Executive shall report to the Board and shall have such powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the performance of the Executive’s duties or obligations to the Company (whether under this Agreement, any other agreement, applicable law or otherwise). To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any or its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason and by either Party. The Executive shall execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations.

2.    Fiscal Year 2022 Compensation

(a)    Fiscal Year 2022 Compensation Prior to the Effective Date.

(i)    The Company is not responsible to Executive for any compensation or benefits of any kind that the Executive may be entitled to for the period of fiscal year 2022 prior to the Effective Date, including but not limited to any pro-rata or other bonus payments the Executive may have earned while employed by FIG LLC or any of its affiliates. The Executive shall become eligible for compensation and benefits from the Company commencing on the Effective Date.

(ii)    The period from the Effective Date through December 31, 2022 is hereinafter referred to as the “Stub Year.”

(b)    Base Salary During the Stub Year. During the Stub Year, the Company shall pay the Executive a base salary at the annualized rate of $1,250,000 per annum, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(c)    Cash Bonus for the Stub Year. During the Stub Year, the Executive shall be eligible to receive a cash bonus as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion (the “Stub Year Cash Bonus”). The Executive’s target cash bonus for the Stub Year is $1,875,000 (the “Stub Year Target Cash Bonus”). The actual amount of the Executive’s Stub Year Cash Bonus may range from 0% to 200% of the Stub Year Target Cash Bonus and will be based on the assessment of the Compensation Committee in its discretion regarding the performance of the Company and the Executive. Except as otherwise provided herein or in any applicable incentive compensation plan, to earn any Stub Year Cash Bonus, the Executive must be actively employed by the Company on, and not have given or received notice of termination of employment prior to, the day on which such Stub Year Cash Bonus is paid. Subject to the foregoing, any Stub Year Cash Bonus shall be paid to the Executive no later than March 15, 2023.

(d)    Equity Grant for Partial Year of Service During 2022. As soon as reasonably practicable after the Effective Date, the Company shall grant to the Executive a number of shares of restricted common stock of the Company equal to $5,000,000 divided by the closing price of such stock on the New York Stock Exchange on the Effective Date, rounded down to the nearest whole share (the “Stub Year Equity Grant”). The Stub Year Equity Grant shall vest in three approximately equal installments, with each such installment vesting on the respective first, second and third anniversary of the grant date, subject to the Executive’s continued employment through the applicable vesting date unless otherwise expressly provided for herein. The Stub Year Equity Grant will be granted pursuant to the Company’s Non-Qualified Stock Option and Incentive Award Plan (the “Plan”) and shall be subject to the terms and conditions of the Plan and the applicable award agreement between the Company and the Executive (the terms of which will not be inconsistent with the terms of this Agreement).

3.    Compensation Commencing January 1, 2023.

(a)    Base Salary. Effective as of January 1, 2023 and continuing during the Term, the Company shall pay the Executive a base salary at the annualized rate of $1,250,000 per annum (the “Base Salary”). The Base Salary shall be subject to periodic review on the same cycle as applicable to other senior executives of the Company and may, at the discretion of the Compensation Committee, be increased. The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Except as otherwise provided herein, the Base Salary shall be pro-rated for any partial year of Executive’s employment with the Company.

(b)    Annual Incentive Cash Bonus. Effective as of January 1, 2023 and continuing during the Term, the Executive shall be eligible to receive an annual cash bonus as determined by the Compensation Committee in its discretion (the “Annual Cash Bonus”). Effective as of January 1, 2023, the Executive’s annual target cash bonus is $5,000,000 (the “Annual Target Cash Bonus”). The actual amount of the Executive’s Annual Cash Bonus may range from 0% to 200% of the Annual Target Cash Bonus and will be based on performance as measured against a “scorecard” of financial, strategic and individual performance metrics established by the Compensation Committee, after consultation with the Executive, and communicated to the Executive not later than March 31 of the applicable year. The relative weighting of the various performance metrics as applied to the Executive shall initially be as follows but may be modified on a year by year basis at the discretion of the Compensation Committee:

(i)    financial performance goals: 60%;

(ii)    strategic performance goals: 30%; and

(iii)    individual (i.e., the Executive’s) performance goals: 10%.

Except as otherwise provided herein or in any applicable incentive compensation plan, to earn any Annual Cash Bonus, the Executive must be actively employed by the Company on, and not have given or received notice of termination of employment prior to, the day on which such Annual Cash Bonus is paid. Subject to the foregoing, any Annual Cash Bonus shall be paid to the Executive no later than March 15th of the year immediately following the year to which the Annual Cash Bonus relates. The Annual Target Cash Bonus shall be subject to periodic review on the same cycle as applicable to other senior executives of the Company and may, at the discretion of the Compensation Committee, be increased.

(c)    Long Term Incentive Awards. Beginning in 2023 and continuing during the Term, the Executive shall be eligible to receive the following annual equity grants, to be granted no later than March 30th of each calendar year during the Term, so long as the Executive is actively employed by the Company as of the date of grant:

(i)    an equity award subject to time-based vesting conditions having a target value of $4,375,000 (each, an “Annual Time-Based Equity Grant”), which will vest in three approximately equal installments, with each such installment vesting on the respective first, second and third anniversary of the grant date, subject to the Executive’s continued employment through the applicable vesting date unless otherwise expressly provided for herein; and

(ii)    an equity award subject to performance-based vesting conditions having a target value of $4,375,000 (each, an “Annual Performance-Based Equity Grant”), which award will be earned based on the achievement of objective performance measures to be determined in connection with each Annual Performance-Based Equity Grant by the Compensation Committee, in its sole discretion. Each Annual Performance- Based Equity Grant may be earned from 0% of target (for performance below threshold levels) up to 150% of target (for performance at or above maximum levels), with any earned portion of an Annual Performance-Based Equity Grant vesting in full following the conclusion of the applicable performance period upon certification of achievement of the applicable performance metrics by the Compensation Committee, subject to the Executive’s continued employment through such date unless otherwise expressly provided for herein.

Each Annual Time-Based Equity Grant and each Annual Performance-Based Equity Grant will be granted pursuant to the Plan (or any successor equity incentive plan of the Company) and shall be subject to the terms and conditions of the Plan (or the applicable successor equity incentive plan of the Company) and the applicable award agreement between the Executive and the Company (the terms of which will not be inconsistent with the terms of this Agreement). The Annual Time-Based Equity Grant and the Annual Performance-Based Equity Grant shall be subject to periodic review on the same cycle as applicable to other senior executives of the Company and may, at the discretion of the Compensation Committee, be increased.

4.    Employee Benefits.

(a)    Employee Benefit Plans. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans for its senior executives as in effect from time to time, subject to the terms and conditions of such plans. The Company’s employee benefit plans may be modified or terminated at any time in the Company’s sole discretion.

(b)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(c)    Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s applicable paid time off policy for senior executives, as may be in effect and which may be modified from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unless otherwise required by applicable Company policy or applicable law, any accrued unused vacation days or paid time off remaining at the end of a given year or when the Executive’s employment terminates shall be forfeited and not paid out.

5.    Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)    Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 120 days (which need not be consecutive) in any 12- month period.

If any question shall arise as to whether, during any period, the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be deemed to be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of whether the Executive is disabled shall be binding on the Executive. Nothing in this Section 5(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)    Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) the commission by the Executive of, or plea of guilty or nolo contendere to, any felony; (ii) a material breach by the Executive of this Agreement; (iii) the substantial failure of the Executive to perform his duties under this Agreement which if capable of cure has not been cured within ten (10) days following written notice from the Board of such failure; (iv) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Board to cooperate; (v) the Executive’s gross negligence, willful misconduct or fraud with respect to the Company or any of its affiliates; (vi) the Executive’s violation of any restrictive covenant obligation to the Company or any of its affiliates, including the Continuing Obligations (as defined below); or (vii) a breach by the Executive of any fiduciary duty or duty of loyalty to the Company or any of its affiliates.

(d)    Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 5(c) and does not result from the death or disability of the Executive under Section 5(a) or (b) shall be deemed a termination without Cause; provided, however, that a decision by the Company not to renew the Agreement upon the expiration of the Initial Employment Term or any applicable Renewal Period shall not be a termination without Cause by the Company and shall not entitle the Executive to any of the payments or benefits described in Section 6(b) or Section 6(c) herein.

(e)    Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with and completed all steps of the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each a “Good Reason Condition”): (i) a material adverse change in the scope of the Executive’s responsibilities or authority; (ii) a material reduction in the Executive’s Base Salary or eligible Annual Cash Bonus, except for across-the-board reductions similarly affecting substantially all senior executives of the Company; (iii) a requirement that the Executive work primarily from an office or geographic location that is beyond a 50 mile radius from the office or geographic location at which the Executive primarily provides services to the Company as of the Effective Date, provided that such requirement results in an increase in the Executive’s commute; (iv) a material breach of this Agreement by the Company; or (v) the failure of the Company to obtain written assumption of this Agreement by any successor of the Company.

The “Good Reason Process” means and consists of the following steps: (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Board in writing of the first occurrence of the Good Reason Condition within 90 days of the first occurrence of such condition and the Executive’s notice sets forth the facts and circumstances of the alleged Good Reason Condition; (iii) if the Good Reason Condition is capable of being cured, the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist after the end of the Cure Period; and (v) the Executive terminates the Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)    Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement being relied upon.

(g)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 5(b) or by the Company for Cause under Section 5(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 5(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 5(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 5(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in or constitute a termination by the Company for purposes of this Agreement.

6.    Compensation Upon Termination.

(a)    Termination Generally. If the Executive’s employment with the Company is terminated for any reason and by whichever Party, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned but not yet paid through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 4(b) of this Agreement); (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and (iv) any other amounts required to be paid at applicable law (collectively, the “Accrued Benefits”).

(b)    Termination by the Company without Cause or by the Executive for Good Reason Other than During the 24-Month Period Following a Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 5(e), in each case other than during the twenty four (24) month period immediately following a Change in Control (as defined below), then, in addition to the Accrued Benefits, and subject to (i) the Executive signing, not revoking and complying with a separation and general release agreement, in a form and manner satisfactory to the Company, which shall include, among other provisions, a general release of claims against the Company and all related persons and entities, confidentiality, return of property, a reaffirmation of all of the Executive’s Continuing Obligations and non-disparagement obligations (as specified below), and shall provide that if the Executive breaches any of the Continuing Obligations, the Company’s obligation to pay or provide the Severance Pay and Benefits (as defined below) shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming effective and irrevocable, all within 60 days after the Date of Termination, the Company will pay or provide (as applicable) to the Executive the following (collectively, the “Severance Pay and Benefits”):

(i)    A pro-rated Annual Cash Bonus for the fiscal year in which the Date of Termination occurs, based on actual performance (as determined by the Board, or a committee thereof, in its sole discretion), to be paid at the same time annual bonuses for such fiscal year are paid to other senior executives of the Company, but in no event prior to January 1 of the year following the year in which the Date of Termination occurs or after December 31 of the year following the year in which the Date of Termination occurs (the “Pro Rated Annual Cash Bonus”);

(ii)    An amount equal to two (2.0) times the sum of (X) the Executive’s Base Salary as of the Date of Termination, and (Y) the Annual Target Cash Bonus, which shall be paid out as provided below in this Section 6(b) (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the Continuing Obligations (as defined below), all payments of the Severance Amount may be terminated by the Company without affecting the other provisions of the Separation Agreement and Release; and

(iii)    If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to the Executive’s copayment of the premium amounts at the applicable active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive (and, as applicable, his spouse and eligible dependents) if the Executive had remained employed by the Company until the earliest of the following: (A) the 18-month anniversary of the Date of Termination; (B) the Executive’s eligibility for group health plan benefits under any other employer’s group health plan or otherwise through other employment; or (C) the cessation of the Executive’s continuation coverage rights under COBRA (the “COBRA Benefit”). Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this subsection may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax- related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above

(including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

(iv)    Any equity grants awarded to the Executive by the Company shall be governed by the terms of the Plan (or the applicable successor equity incentive plan of the Company) and applicable award agreement; provided, however, that: (X) the Executive shall be credited with twenty-four (24) months of service following the Date of Termination with respect to any unvested time-based equity awards granted to the Executive by the Company such that any such time-based equity awards that would have become vested during such twenty-four (24) month period had the Executive remained employed shall become fully vested as of the later of the Date of Termination or the effective date of the Separation Agreement and Release; and (Y) the Executive shall continue to be eligible to earn a pro rata portion (based on the period elapsed from the start of the applicable performance period through the date that is twenty-four (24) months immediately following the Date of Termination) of any performance-based equity awards granted to him based on actual performance through the end of the original performance period.

The Severance Amount payable under Section 6(b)(ii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twenty four (24) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Company shall pay the COBRA Benefit contemplated by Section 6(b)(iii) each month at the time the Company normally pays the Company’s group health provider on behalf of its remaining active employees, except as otherwise provided in Section 6(b)(iii) if such payments are made directly to the Executive. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c)    Termination by the Company without Cause or by the Executive for Good Reason Within 24 Months Following a Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 5(e), in each case during the twenty four (24) month period immediately following a Change in Control, then, in addition to the Accrued Benefits, and subject to (i) the Executive signing, not revoking and complying with the Separation Agreement and Release (as defined above) and (ii) the Separation Agreement and Release becoming effective and irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), the Company will pay or provide (as applicable) to the Executive the following (collectively, the “Post Change in Control Severance Pay and Benefits”):

(i)    The Pro-Rated Annual Cash Bonus (as defined above);

(ii)    An amount equal to two (2.0) times the sum of (A) the Executive’s Base Salary as of the Date of Termination and (B) the Annual Target Cash Bonus, which shall be paid in a lump sum as provided below in this Section 6(c) (the “Change in Control Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the Continuing Obligations (as defined below), the gross amount of the Change in Control Severance Amount shall be repaid by the Executive to the Company upon written demand by the Company and such repayment shall not affect the other provisions of the Separation Agreement and Release; and

(iii)    If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and properly elects to continue health coverage under COBRA, then, subject to the Executive’s copayment of the premium amounts at the applicable active employees’ rate, the Company shall provide the Executive with the COBRA Benefit (as defined above). Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this subsection may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax- related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

(iv)    Any equity grants awarded to the Executive by the Company shall be governed by the terms of the Plan (or the applicable successor equity incentive plan of the Company) and the applicable award agreement; provided, however, that: (X) any time-based equity awards granted to the Executive by the Company shall become fully vested as of the later of the Date of Termination or the effective date of the Separation Agreement and Release; and (Y) the Executive shall be eligible to earn any performance- based awards granted to him based on actual performance during the applicable performance period and the performance conditions set forth in the applicable award agreement.

The amounts payable under this Section 6(c)(ii) and (iii) shall, to the extent taxable, be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(d)    Additional Limitation.

(i)    Notwithstanding anything in this Agreement to the contrary, if the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c).

(ii)    For purposes of this Section 6(d), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(d)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(e)    Definitions. For purposes of this Section 6, the term “Change in Control” shall have the meaning set forth in the Plan.

7.    Section 409A.

(a)    Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.    Restrictive Covenants and Continuing Obligations. For purposes of this Section 8, unless otherwise expressly indicated, references to the Company shall include, individually and collectively, the Company, its subsidiaries, affiliates, successors and assigns. For purposes of this Agreement, the Executive’s obligations, covenants and restrictions in this Section 8 and those that arise in any other agreement relating to (or containing provisions relating to) confidentiality, assignment of inventions, non-competition, non-solicitation, non-disparagement or any other restrictive covenants, or that arise under applicable law, shall collectively be referred to as the “Continuing Obligations.”

(a)    Proprietary Information. The Executive acknowledges, understands and agrees that, in the course of the Executive’s employment he will be informed of, provided with, utilize on the Company’s behalf, develop and will have access to information concerning the Company and its businesses, customers, business relationships, plans, technology, trade secrets, and financial, business and legal affairs which the Company has not released to the general public, is not generally known to the public or in the industry, has been and will be developed by the Company at great expense, is a valuable competitive asset of the Company, constitutes a “trade secret” under applicable law and/or the disclosure of which or use of which (other than for the benefit of the Company) could result in a competitive disadvantage to the Company or otherwise could negatively affect the Company (collectively, “Proprietary Information”). The Executive understands that all Proprietary Information (and all materials that constitute, comprise or contain such information) is and will be the exclusive property of the Company. By way of illustration and not limitation, Proprietary Information includes such information and materials regarding or constituting: (i) corporate, legal and financial information, including plans, strategies, developments, methods, policies, resolutions, negotiations, contracts, litigation, claims, performance data, debt arrangements, equity structure, investors and holdings, and purchasing, pricing and sales data; (ii) customer and client information, including prices, terms and conditions of the Company’s arrangements or contracts with its clients and customers, the identities, needs, preferences and requirements of the Company’s clients and customers and their use of the Company’s systems, products and/or services, the nature, extent and particulars of the business dealings between the Company and its clients and customers, client and customer lists and contact information, and any other information provided to the Company by its clients and customers under obligation of confidentiality; (iii) marketing and performance information, including strategies, methods, pricing policies and price lists, cost and performance data, financial results, planning data, customers, clients and prospects contacts, lists and preferences, referral sources and information, vendor and supplier lists, contacts and preferences, and market or sales analyses, projections, reports, or forecasts; (iv) operational, technological, product and service information, including plans, specifications, manuals, forms, templates, software, source code, object code, designs, research, developments, methods, procedures, formulas, algorithms, discoveries, inventions, improvements, intellectual property, innovations, concepts, ideas, and system, product and/or service specifications, features, advantages, disadvantages and/or limitations; and (vi) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes (x) any and all information received in confidence by the Company from its clients, customers, contractors or other third parties; (y) any and all information which the Company instructs the Executive to keep confidential and/or not to discuss with or disclose to anyone outside the Company (including customers); and (z) any and all information received in confidence by the Company from its clients, customers or other third parties. Notwithstanding the foregoing, Proprietary Information does not include any information that is in the public domain, unless due to breach of the Executive’s duties and restrictions under this Section 8 hereof or otherwise owing to the Company.

(b)    Confidentiality. The Executive understands, acknowledges and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Proprietary Information; and that the Company is hereby agreeing to provide the Executive with access to Proprietary Information as and in consideration of the Executive’s agreement to the Executive’s restrictions, covenants and obligations under this Section 8. At all times, both during and after the Executive’s employment with the Company, the Executive will keep in confidence and trust all such Proprietary Information, and will not use or disclose any such Proprietary Information without the written consent of the Board, except as may be authorized by the Board or necessary in the ordinary course of performing the Executive’s duties for the Company or as may be required by law or legal process. The Executive agrees to take reasonable security measures to prevent accidental or unauthorized use or disclosure of Proprietary Information.

(c)    Documents, Records, and Other Company Property. All documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), apparatus, computers, cell phones, tablets, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards, and other physical property, whether or not pertaining to, constituting or containing Proprietary Information, which are furnished to the Executive by the Company, to which the Executive otherwise has access, or which are produced by the Executive in connection with the Executive’s employment are, will be and remain the sole property of the Company. Unless the Company shall otherwise agree, the Executive will return to the Company all such materials and property (and all copies) in the Executive’s possession, custody or control immediately upon any termination of the Executive’s employment for any reason (whether terminated by the Company or the Executive). The Executive will not retain with the Executive any such material or property or any copies thereof after such termination except as expressly authorized by the Company in writing (signed by a duly authorized representative of the Board).

(d)    Ownership and Assignment of Inventions and Developments.

(i)    The Executive has made and will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, processes, modifications, improvements, algorithms, software code, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the Executive’s employment with the Company (whether under this Agreement or any other prior or subsequent employment with the Company). The Executive acknowledges that all work performed by the Executive during his/her employment or any other service relationship with the Company will be on a “work for hire” basis, and the Executive hereby assigns and transfers (and to the extent any such assignment cannot be made at present, will and assign and transfer) to the Company, its successors and assigns, all of the Executive’s right, title and interest in all Developments described above, that (A) relate to the business of the Company or any of the products, systems or services being researched, developed, manufactured, marketed, provided or sold by the Company or which may be used with such products, systems or services; or (B) result from tasks assigned or delegated to the Executive by the Board; or (C) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

(ii)    This Agreement does not obligate the Executive to assign to the Company any Development which, in the judgment of the Company reasonably exercised, was or is developed entirely on the Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of the Executive’s employment (or other relationship) with the Company, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. The Executive understand that, to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 8 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to any moral rights or other special rights which the Executive may have or accrue in any Company-Related Developments.

(iii)    Both during and after the Executive’s employment with the Company, the Executive will cooperate fully with the Company with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company- Related Developments. The Executive will sign, both during and after the Term, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company and the Chairman of the Board as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

(e)    Non-Competition.

(i)    During the Executive’s employment with the Company and during the twenty-four (24) month period immediately following the termination of such employment (regardless of the reason for the termination, and regardless of whether such termination is by the Executive or the Company) (the “Non-Competition Period”), the Executive shall not (without the prior written consent of the Company, in a writing signed by a duly authorized representative of the Board), directly or indirectly, whether on the Executive’s own behalf or on behalf of any person or entity, provide any services, whether as a partner, consultant, agent, employee, director, advisor, co-venturer or otherwise, with respect to any Competitive Product or Service (as hereinafter defined). For the avoidance of doubt, nothing in this Section 8(e) shall preclude the Executive from providing services to, or having any ownership interest in, an entity that is engaged in the provision of a Competitive Product or Services so long as the Executive does not provide any services to, or in support of, such entity’s provision of a Competitive Product or Service.

(ii)    For purpose of the foregoing, a “Competitive Product or Service” means any, each or all of (A) management, advisory or investment services relating to the acquisition, trading, sales, financing, investment or management of mortgage-backed securities, mortgage loans, other real estate assets or consumer loans, including, without limitation, mortgage servicing rights, mortgage origination and servicing (including ancillary mortgage services) or residential mortgage-backed securities, or (B) any product or service that has an investment strategy that is competitive with (i) any product or service offered, sold, provided or marketed by the Company at any time during the Applicable Period or (ii) any product or service reflective of an additional investment strategy for the Company with respect to which the Company has expended substantial resources to implement during the Applicable Period and actually offers, markets, sells or provides during the Executive’s employment or within 90 days following the termination of such employment. For purposes of the restrictions in Sections 8(e)(i), 8(f)(i)(B) and 8(f)(i)(C), the “Applicable Period” means: (1) during the Executive’s employment with the Company: at any time during the Executive’s employment with the Company; and (2) during the post-employment portions of (as applicable) the Non-Competition Period and the Non-Solicitation Period: at any time during the 12-month period immediately preceding the date of termination of the Executive’s employment (regardless of the reason for the termination, and regardless of whether such termination is by the Executive or the Company).

(iii)    The foregoing restrictions under this Section 8(e) shall be limited to (A) the United States and (B) those foreign countries in which the Company (itself or through its subsidiaries, affiliates or related entities) develops, produces, performs, provides, sells or solicits business for its products or services at any time during the Executive’s employment with the Company. Nothing herein shall preclude the Executive from owning up to three percent (3%) of any class of the voting stock of any public company.

(f)    Non-Solicitation. During the Executive’s employment with the Company and during the twenty-four (24) month period immediately after the termination of such employment (regardless of the reason for the termination, and regardless of whether such termination is by the Executive or the Company) (the “Non-Solicitation Period”), the Executive shall not (without the prior written consent of the Company, in a writing signed by a duly authorized representative of the Board), directly or indirectly, whether on the Executive’s own behalf or on behalf of any person or entity:

(i)    (A) solicit, induce, encourage, or persuade any client or customer (which shall include for this purpose any prospective client as to which the Company has expended substantial efforts and resources to establish a relationship and has a reasonable expectation of establishing a client relationship (an “Anticipated Client”)of the Company to terminate, reduce, postpone, divert, or otherwise modify adversely to the Company its business relationship with the Company, or otherwise interfere with such client’s, customer’s, or Anticipated Client’s relationship or dealings with the Company, (B) contact or solicit any such client, customer or Anticipated Client in connection with a Competitive Product or Service, or (C) sell, provide, perform, offer, accept or promote any service or product to any such client or customer that is a Competitive Product or Service; or

(ii)    (A) hire, employ, engage or solicit for hire, employment or engagement any director, employee, consultant, contractor or agent of the Company or any person who was employed or engaged by the Company within twelve months immediately prior to the date of such action (each a “Prohibited Person”); or (B) solicit, induce, encourage or persuade any Prohibited Person to cease, give up, terminate, limit, postpone, divert, reduce or not commence or continue his, her or its employment, engagement, business dealings, or other business relationship with the Company, or otherwise interfere with such Prohibited Person’s contract or business relationship with the Company.

(g)    Non-Disparagement. At all times, both during and after the Executive’s employment with the Company, the Executive shall not directly or indirectly make any statement, orally or in writing, in any forum (including on any social media platform), that disparages the Company, any of its affiliates, or any of its or their officers, directors, or employees or which foreseeably could harm the reputation or goodwill of any of those persons or entities.

(h)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business in a manner that would interfere with or inhibit the Executive’s ability to perform the Executive’s duties to the Company as contemplated under this Agreement. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(i)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate with the Company in (A) the defense or prosecution of any claims or actions that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company, and (B) the investigation, whether internal or external, of any matters about which the Company reasonably believes the Executive may have knowledge or information. The Executive’s cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority that relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of- pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(i).

(j)    Reasonableness of Restrictive Covenants. The Executive understands, acknowledges and agrees that he is being employed in a significant, senior position of the utmost trust and confidence; that his services to the Company are special, unique and of extraordinary value; and that, by virtue of his employment, position, duties and responsibilities, he will be provided with, have access to, learn, develop and use (all on the Company’s behalf) the Company’s trade secrets and its other Proprietary Information, has duties and responsibilities to develop, enhance and preserve the Company’s customer and other business relationships and good will, and will derive significant personal value and opportunities by virtue of such information, employment, duties, responsibilities and access. The Executive further understands, acknowledges and agrees that the covenants, obligations and restrictions contained in Sections 8(a)-(g) (the “Restrictive Covenants”) (i) are intended to protect the Company’s legitimate business interests including, without limitation, its Proprietary Information, customer, employee and business relationships, and goodwill; and agrees that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose; (ii) were and are a material condition and inducement for the Company to employ the Executive, to enter into (and to perform the Company’s obligations under) this Agreement and to provide the Executive with Proprietary Information; and (iii) are in consideration of and ancillary to the Company’s agreement to provide the Executive with such Proprietary Information and of the Executive’s employment with the Company under this Agreement and the additional good and valuable consideration and opportunities provided to the Executive as set forth in this Agreement.

(k)    Enforcement; Injunctive Relief. The Executive also understands, acknowledges and agrees that (i) it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Restrictive Covenants, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach; (ii) without the restrictions set forth in the Restrictive Covenants, the Executive would be in a position to compete unfairly with the Company, and (iii) the Executive’s education and experience are such that the restrictions set forth in the Restrictive Covenants will not interfere with the Executive’s ability to earn a livelihood nor impose an undue or unreasonable hardship on the Executive. Accordingly, the Executive agrees and consents that, in addition to all other remedies (in law or equity, for monetary damages or otherwise), the Company shall be entitled to temporary, preliminary and permanent injunctive relief or other appropriate equitable relief to restrain or enjoin any such breach or threatened breach without showing or proving any actual damage to the Company; and that, notwithstanding anything to the contrary in Section 11 below, the Company may seek any such temporary, preliminary or permanent injunctive relief in and from a court of competent jurisdiction.
(l)    Severability. Each covenant, restriction, provision and sub-part of this Section 8 (including, without limitation each of sub-sections 8(a)-(g) and the sub-parts thereof) is and is intended to be a separate and severable covenant and restriction. If any covenant, restriction, portion or provision of this Section 8 shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then it is the intention and the desire of the Parties that such covenant, restriction, portion or provision shall be severed from the remainder of this Agreement and the remainder of this Agreement and this Section 8, and the application of such covenant, restriction, portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and shall be valid, enforceable and enforced to the fullest extent permitted by law. In the event that any covenant, restriction, portion or provision of this Section 8 is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive duration, geographic scope, or scope of activities covered/prohibited, it is the intent of the Parties (and the Parties request) that such court or arbitrator shall (unless otherwise prohibited by law) modify or interpret such restriction, covenant, provision or portion so that it will be deemed to extend only over the maximum duration, geographic scope and scope of activities as to which it may be enforceable and shall be so enforced. It is the intent of the Parties that all of the covenants, restrictions, portions and provisions of this Section 8 shall be enforceable to the full extent permitted by applicable law.

(m)    Protected Disclosures and Other Protected Action; Defend Trade Secret Act Notice. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.    Representation Regarding Compliance with the Company’s Anti-Discrimination and Anti-Harassment Policies. The Executive will comply with the Company’s written employment policies as may be in effect from time to time prohibiting discrimination, harassment and retaliation.

10.    Legal Expenses in Connection with the Employment Agreement. Within five (5) business days after the Effective Date of this Agreement, the Company will make a payment to the Executive in the amount of fifty thousand dollars ($50,000), less all applicable withholdings (the “Legal Expenses Payment”). The Legal Expenses Payment is designed to contribute to the costs of the legal expenses incurred by the Executive in connection with the negotiation, drafting and advice associated with this Employment Agreement and related matters.

11.    Arbitration of Disputes.

(a)    Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment, the terms and conditions of such employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in New York, New York in accordance with the JAMS Employment Arbitration Rules and Procedures (currently available at www.jamsadr.com/rules- employment-arbitration) (the “JAMS Rules”), including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to (or compelled to) arbitration subject to such other person or entity’s consent or agreement. The Executive understands and agrees that the Executive may only bring claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class or collective action or proceeding or any purported representative action proceeding. The Executive further understands and agrees that, by signing this Agreement, the Company and the Executive are waiving and giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate including, without limitation, relief sought under Section 8 or any of the other Continuing Obligations.

(b)    Arbitration Fees and Costs. If the Executive initiates a claim in arbitration, the Executive shall be required to pay any applicable initial arbitration filing fee which, if such arbitration is administered by JAMS, shall be to the extent provided by the JAMS Rules (and include the JAMS initial case management fee); provided, however, such fees will be capped at the lesser of the applicable fees required under the JAMS Rules or the amount the Executive would have been charged by a court in the Executive’s state of residence to file a judicial complaint for the same claims in court. The Company shall be responsible for any employer/Company filing or case management fee (including any remaining balance of the individual/employee filing/case management fee above the cap) and any other fees or costs charged by JAMS and the arbitrator. However, to the extent permissible under law and following or as part of the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitration fees and costs be distributed or apportioned in an alternative manner. Each party shall be entitled to be represented by their own independent attorneys in connection with any arbitration hereunder, and each party shall pay his/her or its own attorneys’ fees and costs; provided, however, if any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees or costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permitted by law.

12.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with this Agreement, the parties hereby consent to the jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process

13.    Integration. Except as otherwise provided, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof (including, without limitation, compensation, severance pay, and benefits) and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof.

14.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect or consequences associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

15.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. During the Term, any notice, requests, demand and other communications to the Executive shall be sufficient if in writing and delivered via email to the Executive’s applicable Company email address.

19.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.    Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

21.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

22.    Recoupment. Bonus, incentive and equity compensation paid or provided to the Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of any clawback or recoupment policy as may be adopted from time to time by the Company as it deems necessary or desirable, including to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any such Act.

23.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. The Parties agree that a facsimile or scanned .pdf copy of a signature shall be deemed and treated as an original.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Robert J. McGinnis
Name: Robert J. McGinnis
Title: Chairman of the Special Committee of the Board of Directors

EXECUTIVE

/s/ Michael Nierenberg
Michael Nierenberg

[Signature Page to Employment Agreement]